UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 27, 2017

WESTERN GAS PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-34046	26-1075808
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of principal executive offices) (Zip Code)
(832) 636-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2017, Anadarko Petroleum Corporation (“Anadarko”) announced that Mr. Philip H. Peacock had been appointed Vice President, Associate General Counsel and Assistant Secretary of Anadarko. Mr. Peacock will continue to serve as the Senior Vice President, General Counsel and Corporate Secretary of our general partner.

The expected portion of Mr. Peacock’s compensation that will be allocable to us by Anadarko includes: (i) an annual base salary of approximately $155,000; (ii) a bonus target opportunity under Anadarko’s annual incentive program equal to 65% of the base salary allocated to us; and (iii) a $300,000 equity award under Anadarko’s 2012 Omnibus Incentive Compensation Plan based on Anadarko’s closing stock price on March 27, 2017, with such value delivered 40% in performance units, 35% in stock options and 25% in restricted stock units. In addition, Mr. Peacock will enter into a key employee change of control agreement with Anadarko that is standard for similarly situated officers at Anadarko. The performance period for Mr. Peacock’s performance units will be January 1, 2017 through December 31, 2019. Mr. Peacock’s stock options and restricted stock units will vest in one-third increments over three years, beginning on March 27, 2018.

Mr. Peacock will be eligible to receive future equity awards under our and Anadarko’s compensation programs, as described under the heading “Executive Compensation — Compensation Discussion and Analysis — Elements of compensation” in our Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on February 23, 2017. Mr. Peacock is also eligible to participate in Anadarko’s other benefits, including welfare and retirement benefits, severance benefits and change of control benefits, compensation programs, and other benefits on the same basis as other eligible Anadarko employees, and we will bear the expenses related to the portion of such benefits allocable to us.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN GAS PARTNERS, LP

		By:	Western Gas Holdings, LLC, its general partner

Dated:	March 31, 2017	By:	/s/ Philip H. Peacock
Philip H. Peacock Senior Vice President, General Counsel and Corporate Secretary